EXHIBIT 99.1

Kelowna, B.C., Canada, August 18, 2017—Diamante Minerals, Inc. (OTCQB: DIMN) (the “Company”), confirms that, as of the deadline of June 30, 2017, it had not contributed any of the $1,000,000 in cash to Mineracao Batovi Ltda (“Batovi”) required to earn up to a further 17.6% interest in Batovi pursuant to the Amended and Restated Joint Venture Agreement between the Company, Batovi and Dr. Charles Fipke, as detailed in the Company’s news release of January 27, 2017. As a result the Amended and Restated Joint Venture Agreement has terminated and the Company retains a 2.4% equity interest in Batovi.

In connection with the termination of the Amended and Restated Joint Venture Agreement, the Company has elected not to proceed with the offering of common stock that was registered under the Company’s registration statement on Form S-1 (SEC File No. 333-215779), as filed on January 27, 2017 and subsequently amended, and, in this regard has filed a request on Form RW for the SEC’s consent to the withdrawal of the registration statement.

The Company also announces that it has been advised by Batovi that Batovi did not make the payments required to renew the mineral claims comprising the Batovi Diamond Project (the “Claims”) by the deadline of July 29, 2017. The Company is seeking advice from Brazilian counsel as to the implications of such non-payment.  Although the website maintained by Brazil’s Departamento Nacional de Produção Mineral (National Department of Mineral Production; commonly referred to as the “DNPM”) indicates that the Claims are valid, the Company’s remains uncertain as to the status of the Claims and is concerned that the Claims will lapse due to the non-payment.

The Company is currently considering its options with regard to its future endeavours.

For more information, contact:

Chad Ulansky

Telephone: 250-860-8599